Exhibit 5.2

[LETTERHEAD OF MCGLINCHEY STAFFORD PLLC]

August 12, 2003

The Old Evangeline Downs, L.L.C.

The Old Evangeline Downs Capital Corp.

P.O. Box 90270

Lafayette, Louisiana 70509-0270

Ladies and Gentlemen:

We have acted as special counsel to The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (“OED”) in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) by OED and The Old Evangeline Downs Capital Corp., a Delaware corporation (“Capital Corp.,” and together with OED, the “Issuers”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed exchange of Series B 13% Senior Secured Notes due 2010 with Contingent Interest of the Issuers (the “New Notes”) for any and all issued and outstanding Series A 13% Senior Secured Notes due 2010 with Contingent Interest of the Issuers (the “Old Notes”). The Old Notes were, and the New Notes will be, issued under an indenture (the “Indenture”), dated February 25, 2003, between the Issuers and U.S. Bank National Association, as trustee.

In rendering the opinions set forth below, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed necessary or appropriate. In all such examinations, we have relied upon the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than OED, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Issuers and others.

Based upon the foregoing and subject to the other limitations, qualifications and assumptions set forth herein, we are of the opinion that OED has the power and authority to issue, execute and deliver the New Notes and to perform its obligations thereunder, and the issuance, execution and delivery of the New Notes, and the performance by OED of its obligations under the New Notes, have been duly authorized by all requisite action on the part of OED.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an Exhibit or otherwise.

The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to, as in effect on the date hereof, the laws of the State of Louisiana. Mayer, Brown, Rowe & Maw LLP may rely on this opinion as to matters of Louisiana law in rendering their opinion of even date herewith.

Sincerely,

/s/    McGlinchey Stafford PLLC